Exhibit 99.1

News Release Media contact: Felicia Browder, 678 579 3111 felicia.browder@mirant.com

Investor Relations contacts: Mary Ann Arico, 678 579 7553 maryann.arico@mirant.com

Sarah Stashak, 678 579 6940 sarah.stashak@mirant.com

Stockholder inquiries: 678 579 7777

June 22, 2007

Mirant Completes Sale of Philippine Business

ATLANTA — Mirant Corporation (NYSE: MIR) announced today that it has completed the previously announced sale of its Philippine business to a consortium of The Tokyo Electric Power Company, Incorporated and Marubeni Corporation. The net proceeds to Mirant after transaction costs and the repayment of $642 million of debt were $3.215 billion.

Mirant is a competitive energy company that produces and sells electricity in the United States and the Caribbean. Mirant owns or leases approximately 11,350 megawatts of electric generating capacity. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit www.mirant.com.